EXHIBIT 3

        AMENDMENT NO. 1 TO

                           STATEMENT OF RESOLUTION
                     ESTABLISHING SERIES OF PREFERRED STOCK
                                       OF
                                MICROGRAFX, INC.

TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS:

     PURSUANT TO THE PROVISIONS OF ARTICLE 2.13 OF THE TEXAS BUSINESS CORPORATION ACT, THE UNDERSIGNED CORPORATION SUBMITS THE FOLLOWING STATEMENT FOR THE PURPOSE OF AMENDING THE TERMS THE SERIES A CONVERTIBLE PREFERRED STOCK ("SERIES A PREFERRED STOCK") OF MICROGRAFX, INC.:

     1.  The name of the Corporation is Micrografx, Inc. (the "Corporation").

     2. The following resolutions amending the terms of the Series A Preferred Stock, were duly adopted as of February __12_, 2001 by the Board of Directors of the Corporation (the "Board") and the holders of a majority of the outstanding shares of Series A Preferred Stock ("Majority Series A Holders"), such Board and Majority Series A Holders' approval being all necessary action on the part of the Corporation to adopt such resolutions:

         "RESOLVED, that the terms of the Series A Preferred Stock shall be amended by deleting Section 6(D) thereof in its entirety and replacing it with the following new Section 6(D):

              "6(D) Reorganizations, Mergers or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock, or a Merger or a Sale (each as defined below and in all cases such a Merger or Sale requires approval of the Board of Directors and the Corporation's Shareholders), then, as a part of such reorganization, Merger or Sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of each share of Series A Preferred Stock held, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, Merger or Sale, to which a holder of the number of shares of Common Stock that could otherwise have been acquired upon conversion of a share of Series A Preferred Stock would have been entitled on such reorganization, Merger or Sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, Merger or Sale to the end that the provisions of this Section 6 (including adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after the event and be as nearly equivalent as may be practicable. A "Sale" shall mean the sale, lease, assignment or transfer of all or substantially all of the Corporation's assets approved by the Board and the Corporation's stockholders. A "Merger" shall mean the acquisition of the Corporation by another entity by way of merger, consolidation, or other business combination resulting in the exchange of the

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         outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary, approved by the Board and the Corporation's stockholders."

     FURTHER RESOLVED: That John M. Carradine is hereby authorized and empowered to act for the Corporation and the holders of the Series A Preferred Stock to execute in the name of the Corporation and deliver such documents to the Secretary of State pertaining to such amendment.

     IN WITNESS WHEREOF, the undersigned has executed this Statement as of the _13_ day of February _____, 2001.

                                           MICROGRAFX, INC.


                                           By:/s/ JOHN M. CARRADINE
                                              ---------------------
                                                 Name:  John M. Carradine
                                                 Title: Chief Financial Officer





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